EXHIBIT 99.1



                             [LOGO OF NOBLE ROMAN'S]




                                EXECUTIVE SUMMARY

                        For the Period: 2005 through 2008




                                  DECEMBER 2005





Note: See "Risk Factors and Forward Looking Statements" set forth below. Parts of this Executive Summary were written by a third-party consultant pursuant to the finance and growth forecasts provided by the Company. The third party makes no representation or warranties regarding such forecasts.

INVESTMENT THESIS

Noble Roman's, Inc. (the "Company") has successfully transformed itself from an owner-operator of approximately 75 full-service casual dining pizza restaurants to a franchisor of approximately 800 non-traditional pizza and sub sandwich outlets. The dynamics of Noble Roman's earnings outlook have also changed dramatically from an asset-laden, slow-growing and capital-intensive model to a high-growth free cash flow model. Going forward, the Company plans to maintain its efforts in expanding the number of franchised non-traditional outlets, which currently number approximately 800 units, while simultaneously marketing its quick-service concept to capitalize on what is believed to be an attractive market opportunity. The Company's growth targets call for adding approximately 45 dual-branded and 15 single-branded non-traditional locations per year over the next three years, along with 24 dual-branded traditional locations in 2006, 48 in 2007 and 80 in 2008.

If successful with its quick-service growth plans and the continued expansion of its proven non-traditional concept, Noble Roman's could increase its earning per share from approximately $0.08 last year to approximately $0.42 by 2008. Even the high end of the stock's recent price range ($1.10) represents a price-to-earnings ratio of only 2.6 times EPS in 2008 which assumes targeted growth levels. The closest comparable public companies' valuations suggest that NROM should trade between 19x and 22x forward EPS two years from now, or 19 to 22 times $0.42, for a two-year price target of $8 per share. While this level of stock appreciation may seem aggressive given the recent trading range of the Company's shares, it underscores the fact that NROM represents an undiscovered and undervalued opportunity at an exciting inflection point in its growth trajectory.


GROWTH STRATEGY
--------------------------------------------------------------------------------

The Company focuses its efforts on growing revenues primarily through the sale of new franchises and the sale of area development agreements. As new franchise locations open, Noble Roman's royalty stream increases as a result. Growth in new locations is expected to come from both non-traditional venues and traditional quick-service units (QSR's) that offer dine-in, delivery, and carry-out. As illustrated in the chart on the following page, Noble Roman's plans to grow its franchise units at consistently high rates, by adding between 120 and 180 new restaurants per year. By the end of 2008, the Company expects to have greater than 1,000 non-traditional franchised units and more than 150 traditional QSR restaurants. Whether non-traditional or QSR, Noble Roman's intends for most restaurants to utilize co-branding of the Company's two concepts: Noble Roman's Pizza and Tuscano's Italian Style Subs.

To grow the QSR concept, the Company intends to aggressively pursue the sale of select territories to Area Developers who are expected to develop the territories through a combination of their own development and through the sale of franchises within their territories. Based on the franchise interest the Company has received to date, Noble Roman's expects to open 24 QSR's in 2006, 48 in 2007, and 80 in 2008. This strategy of using Area Developers to function as sub-franchisors is intended to allow the Company to grow its QSR concept in multiple regions throughout the U.S. simultaneously and without the need for Noble Roman's to add staff, contribute capital, or incur the costs associated with rapid national expansion. Area Developers will also have strong financial incentives to open new units since they will be at risk of losing their geographic exclusivity and development fee ($25,000 and $200,000) if they do not meet their development schedule.


          [CHART OF NOBLE ROMAN'S PROJECTED UNIT GROWTH APPEARS HERE]

                      Noble Roman's projected Unit Growth
--------------------------------------------------------------------------------
            2001A   2002A   2003A   2004A   2005E   2006E   2007E   2008E
--------------------------------------------------------------------------------

Non-Trad     546     621     669     761     819     884     949    1,014
     QSR                                       5      29      77      157
--------------------------------------------------------------------------------

Note (Non-Traditional Unit Growth): The 45 dual-branded locations forecasted to be opened each year are counted as two franchise units each, or 90 total. When added to the forecasted 15 single-branded units, Noble Roman's has targeted adding 105 non-traditional franchises less 40 projected closures each year -- for a net increase of 65 non-traditional units per year, as indicated in the chart above.


REVENUE AND EARNINGS OUTLOOK
--------------------------------------------------------------------------------

It is believed that Noble Roman's can attain accelerating earnings growth over the next three years. Unit expansion should result in top-line growth and, coupled with favorable operating leverage, bottom-line growth through 2008 at rates well above the industry average. The Company's Plan contemplates earnings per share growth from $0.08 in 2004 to $0.28 in 2007, representing a 52% three-year compounded annual growth rate (CAGR). Looking out one year further, Noble Roman's forecasts its EPS growth rate to be even higher. NROM's plans anticipate EPS to rise from $0.10 in 2005 to $0.42 in 2008, for a 61% three-year CAGR. These high levels of sustained growth can be expected to lead to a premium stock valuation as articulated in the "Valuation Analysis & Price Target" section.

               [CHART OF NOBLE ROMAN'S PLAN REVENUES APPEARS HERE]

                           Noble Roman's Plan Revenues
                      2004 Act through 2008 Est (in $000's)

    ----------------------------------------------------------------------
       2004           2005         2006               2007           2008
    ----------------------------------------------------------------------
     $7,900         $8,700      $10,300            $13,300        $17,700
    ----------------------------------------------------------------------

                 [CHART OF NOBLE ROMAN'S PLAN EPS APPEARS HERE]

                          Noble Roman's Plan EPS
                              2004A through 2008E


    ---------------------------------------------------------------------
       2004           2005        2006               2007           2008
    ---------------------------------------------------------------------
     $ 0.08         $ 0.10       $0.16             $ 0.28         $ 0.42
    ---------------------------------------------------------------------


EARNINGS SENSITIVITY ANALYSIS
--------------------------------------------------------------------------------

Due to the nature of Noble Roman's franchise business model, the opening of 24 additional QSR units is forecasted to generate $1.1 million of additional revenue in their first year (including franchise fees and a half year of royalties) and net income of $650,000, or $0.04 per share, after incremental operating expenses and taxes. On an ongoing basis, excluding the one-time franchise fees but including a full year's royalties, these 24 additional QSR stores would generate $1.4 million in revenues and $800,000 in earnings after taxes, which equates to $0.05 per share. At an assumed P/E multiple of 20x, this would equate to incremental value of $1.00 per share - or an increase of more than 90% from today's stock price. NROM is not presently trading at 20x earnings, so the calculation of the additional shareholder value would not hold true until/unless the Company is able to demonstrate consistent earnings growth to justify a 20 multiple. But even at today's multiple of approximately 10x trailing EPS, the addition of 24 QSR units could cause the stock price to rise by approximately 45%.


BUSINESS MODEL
--------------------------------------------------------------------------------

Noble Roman's demonstrated track record of profitability, broad geographical appeal, relatively low initial capital investments, and simple operating model with little labor requirement is believed to be attractive to potential franchisees. Noble Roman's concepts require minimal space, a low initial investment, simple operations, and provide healthy profit margins and return on investment. Noble Roman's receives one-time franchise fees upon the opening of new locations in both the non-traditional market and the quick-service restaurant market. The Company also receives an ongoing royalty (paid weekly) on all sales from its franchised stores. Meanwhile franchises can expect to net an operating profit margin of more than 20%, which is at the high end of the range in this industry. Attractive unit economics allow for a healthy annual return on the franchisee's investment of approximately 58% at a traditional dual-branded QSR location, which Noble Roman's believes should be a major contributing factor to an accelerated rollout of dual-branded QSR locations over the coming quarters.

COMPANY HISTORY
--------------------------------------------------------------------------------

Noble Roman's, Inc., an Indiana corporation incorporated in 1972, sells and services franchises for both traditional and non-traditional co-branded foodservice operations under the trade names "Noble Roman's Pizza" and "Tuscano's Italian Style Subs." Prior to focusing its efforts on franchising for non-traditional and co-branded foodservice operations, the Company had approximately 25 years' experience operating full-service pizza restaurants, which gave it valuable insight into the design and consultation of foodservice systems for franchisees. Since 1997, the Company has focused its efforts and resources primarily on franchising non-traditional and co-branded locations and now has awarded franchises in 44 states plus Washington, D.C., Guam, Italy and Canada. The non-traditional franchises are typically installed in pre-existing, high-traffic commercial, military, educational and recreational facilities. Recently, the Company has positioned itself to realize growth from opportunities focusing on the traditional quick service restaurant market opportunity.


MANAGEMENT
--------------------------------------------------------------------------------

     o    Paul W. Mobley, Chairman of the Board, CEO, and CFO
     o    Scott Mobley, President, Secretary and Director
     o    Troy Branson, Executive Vice President of Franchising
     o    Mitch Grunat, Vice President of Franchise Services


VALUATION ANALYSIS & PRICE TARGET
--------------------------------------------------------------------------------

     In comparison to a broad-based index of 14 public companies in the casual restaurant sector, Noble Roman's, Inc. is significantly undervalued using the following metrics.

     >>   EBITDA margin of 38%, more than twice that of the index average of 15%
     >> Enterprise Value-to-EBITDA ratio of 8.1, 23% below the index average of 10.4
     >> Forecasted 61% three-year CAGR in EPS through 2008 versus 12%-15% for the peer group
     >>   2006 P/E ratio of 6.9, a 64% discount to the index average of 18.9
     >> PEG ratio of 0.1 vs. index average of 1.2, ten times greater that NROM's

The dramatic decline in the P/E ratio implied by current EPS compared to 2008 forecasted EPS (from 13.8 in 2004 to 2.6 in 2008) is demonstrated in the bar chart below, as is the inverse relationship with projected earning per share (the line rising from $0.08 in 2004 to $0.42 in 2008).

              [CHART OF P/E VS. EPS TRENDS 2004-2008 APPEARS HERE]

                          P/E vs. EPS trends 2004-2008
                               Noble Roman's, Inc.

    ----------------------------------------------------------------------
                                2004    2005    2006    2007    2008
    ----------------------------------------------------------------------
        Earnings Per Share     $0.08   $0.10   $0.16   $0.28   $0.42
    ----------------------------------------------------------------------
        Projected P/E           13.4    10.5     6.7     4.0     2.6
    ----------------------------------------------------------------------


     Since Noble Roman's projects earnings growth of at least 50% through 2008, NROM will likely trade at a multiple of at least 19x to 23x forward EPS once the Company establishes a track record of consistent earnings growth. Based on this comparison to the Peer Group, one would expect NROM's two-year price target to be 19x-23x its projected 2008 EPS of $0.42, or approximately $8 per share - representing roughly 150% compounded annual stock appreciation. While this level of stock appreciation may seem aggressive given the recent trading range of the Company's shares, we believe it underscores the fact that NROM represents an undiscovered and undervalued opportunity at an exciting inflection point in its growth trajectory.

RISK FACTORS & FORWARD LOOKING STATEMENTS
--------------------------------------------------------------------------------

The statements contained in this Business Plan and Analysis concerning the Company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions and estimates made by and information currently available to the Company's management. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist including, but not limited to, competitive factors and pricing pressures, shifts in market demand, general economic conditions and other factors, including (but not limited to) changes in demand for the Company's products or franchises, the impact of competitors' actions and changes in prices or supplies of food ingredients and labor. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

The restaurant industry in general is intensely competitive with respect to convenience, price, product quality and service. In addition, the Company competes for franchise sales on the basis of product engineering and quality, investment cost, cost of sales, distribution, simplicity of operation and labor requirements. A change in the business strategy of one or more of the Company's competitors could have an adverse effect on the Company's ability to sell additional franchises, maintain and renew existing franchises or sell its products through its franchise system. Many of the Company's competitors are very large, internationally established companies with greater financial and other resources than the Company.

This Business Plan calls for the opening of many new units by franchisees. The opening and success of new units will depend upon various factors including the franchisee's ability to find suitable sites, the negotiation of acceptable leases for the new restaurants, regulatory compliance, the ability to meet construction schedules, the ability of the franchisees to manage their anticipated expansion and to hire and train personnel, interest rates and competition in general economic and business conditions. Many of the foregoing factors are not within the control of the Company. There can be no assurance that the Company will be able to achieve its plans with respect to the opening of new restaurants.

The restaurant industry is often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. The Company can be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Dependence on frequent deliveries of fresh product also subjects the Company to the risks that shortages or interruptions in the supply caused by inclement weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, factors such as inflation, increased cheese and other food, paper, labor, employee benefits, regional weather conditions and the unavailability of experience management and hourly employees may also adversely affect the franchisees and, as a result, adversely affect the Company's ability to add new franchised units.

The Company's business has been and will continue to be dependent upon the efforts and abilities of certain members of certain management, particularly Paul Mobley, the Company's Chairman, Chief Executive Officer and Chief Financial Officer, and the President and Chief Operating Officer, A. Scott Mobley. The loss of either of their services could have a material adverse affect on the Company.

Certain provisions of Indiana law applicable to the Company could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares in the Company. These provisions include prohibitions against certain business combinations with persons that become "interested shareholders" (persons owning or controlling shares with voting power equal to 10% or more) unless the Company's Board of Directors approves either the business combination or the acquisition of stock before the person becomes an "interested shareholder".

The Company and its franchisees are subject to various federal, state and local laws affecting the operation of our respective businesses. Each franchise location is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, building and other agencies and ordinances in the state or municipality in which the facility is located. The process of obtaining and maintaining required licenses or approvals can delay or prevent the opening of a franchise location. Vendors, such as our third party production and distribution services, are also licensed and subject to regulation by state and local health and fire codes, and U. S. Department of Transportation regulations. The Company, its franchisees and its vendors are also subject to federal and state environmental regulations.

The Company is subject to regulation by the Federal Trade Commission ("FTC") and various state agencies pursuant to federal and state laws regulating the offer and sale of franchises. Several states also regulate aspects of the franchisor-franchisee relationship. The FTC requires us to furnish to prospective franchisees a disclosure document containing certain specified information. Some states also regulate the sale of franchises and require registration of a franchise offering circular with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise. Some foreign countries also have disclosure requirements and other laws regulating franchising and the franchisor-franchisee relationship, and the Company would be subject to applicable laws in each jurisdiction where it seeks to market additional franchise units.